                                                                   Exhibit 10.11

January 30, 1997


Mr. Macdonald Clark
Alamo Rent A Car, Inc.
110 SE 6th Street
Fort Lauderdale, FL 33301

Dear Macdonald:

This letter will confirm our supplemental understanding with respect to your employment. This document will serve as an addendum and modification to your letter agreement dated December 31, 1996, which letter agreement is incorporated herein by reference.

First, by signing this supplemental agreement, you authorize the use and publication by Alamo Rent-A-Car, Inc. ("Alamo"), its affiliated entities, and their successors and assigns (collectively "the Company") of your name, signature, voice, and any photographs, videos, or other likenesses of you, and any other aspects of your personality, in any commercial manner that the Company may choose, without any additional compensation payable to you, and without the need for prior inspection or approval by you. By signing below, you release the Company and all persons acting under its permission or authority, from any liability in connection with any use or publication under this provision.

Second, you acknowledge that you owe your full time and attention to the business and operations of Alamo. You agree, during your employment with Alamo, that you will not commit yourself to any outside activity -- whether orally or in writing, whether business- or civic-related, and without regard to whether you are to be compensated for such activity -- that will involve a significant commitment of your time (to be determined within the reasonable discretion of Alamo), without first advising and obtaining the written consent of the Chief Executive Officer of Alamo.

Third, with respect to the "Salary Continuation" section of your letter agreement, the letter agreement is amended in the following respects. If you die during the period in which these salary continuation payments would otherwise be payable, then the payments will be made to your spouse so long as she is living during the applicable period. Also, during any period in which you are (or, but for your death, would otherwise be) eligible for salary continuation payments, Alamo will continue to make available to you and your eligible dependents, at your and their own expense, health insurance coverage providing the same benefits as those provided to Alamo employees generally.

By signing below, you acknowledge and agree that the consideration payable to you under the letter agreement of December 31, 1996, and your continued employment with Alamo, is full and adequate consideration for the promises contained herein.

Please confirm this supplemental agreement by signing in the space provided and returning one original copy to me.

Sincerely,